Exhibit 10.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED, EXCEPT UPON SUCH REGISTRATION OR UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED FOR SUCH SALE OR TRANSFER.

THIS NOTE IS ISSUED PURSUANT TO, AND SUBJECT TO THE TERMS OF THE AGREEMENT OF SALE AND PURCHASE DATED AS OF OCTOBER 15, 2007 (THE “PURCHASE AGREEMENT”), BY AND AMONG PETROHAWK PROPERTIES, LP, PETROHAWK ENERGY CORPORATION, KCS RESOURCES, INC., AND ONE TEC, LLC (COLLECTIVELY, AS SELLER), AND MILAGRO DEVELOPMENT I, LP, AS PURCHASER, AND IS THE PARENT SENIOR UNSECURED NOTE, AS SUCH TERM IS DEFINED IN THE PURCHASE AGREEMENT.

SENIOR SUBORDINATED UNSECURED NOTE

Date of Issuance: November 30, 2007 (“Effective Date”)	$125,000,000

FOR VALUE RECEIVED, MILAGRO MEZZ, LLC, a Delaware limited liability company (the “Company”), hereby promises to pay to the order of PETROHAWK ENERGY CORPORATION, a Delaware corporation (together with any subsequent holder or assigns of this Note, the “Holder”) the principal amount of One Hundred Twenty Five Million and No/100 Dollars ($125,000,000), on the Maturity Date, subject to earlier redemption as provided herein, together with interest thereon calculated from the date hereof in accordance with the provisions of this Note. The term “Maturity Date” means March 1, 2013.

Section 1. Interest and Seniority. This Note shall bear interest on the unpaid principal amount of this Note outstanding from time to time, from and including the date hereof. Interest on this Note shall be payable in arrears on the last Business Day of each calendar quarter during the term hereof and on the Maturity Date (each, a “Payment Date”), commencing on March 31, 2008.

1.1 Payment of Interest. On each Payment Date, the Company shall pay the interest accrued and unpaid on this Note. Interest on this Note shall accrue at Twelve Percent (12%) per annum. Interest will be computed on the basis of four 90-day quarters and a 360-day year and, for any period shorter or longer than a full calendar quarter, on the basis of the actual number of days elapsed in such period, but shall never exceed the highest rate permitted by applicable law. Notwithstanding any provision hereof to the contrary, at the Company’s option, interest on this Note for any period may be paid by the Company (i) in cash, but subject to Section 3 below, or (ii) in kind (“PIK”),with any such PIK interest being added to the principal balance of this Note (“PIK Option”). Interest will accrue from time to time on any principal balance of this Note (including principal additions from the exercise of the PIK Option) then outstanding. Failure to make cash interest payments when due will automatically convert such interest to PIK interest. Any accrued interest on this Note that for any reason has not theretofore been paid or converted to principal will be due and payable in full on the Maturity Date.

1.2 Seniority. This Note (i) shall be senior with respect to any and all distributions, dividends, and redemptions (including but not limited to any distribution or dividend in connection with dissolution or liquidation) with respect to all equity interests of the Company, (ii) shall rank pari passu with all Debt of the Company, other than the Senior Debt and (iii) shall rank junior and subordinate to all Senior Debt to the extent and in the manner set forth herein.

Section 2. Redemption.

2.1 Optional Redemption by the Company. Subject to Section 3 below, this Note may be redeemed, in cash, at the option of the Company, in whole or in part at any time after Effective Date and on a Redemption Date by giving the notices and making the payment of the amount required hereby. The Company will send written notice of its election to redeem this Note to the Holder of this Note by registered or certified mail, return receipt requested, or shall deliver notice of such election by hand delivery or by express delivery or other delivery service at least five (5) days prior to the date of redemption (which date of redemption must be at least 1 day prior to the Maturity Date) (the “Redemption Date”). On the Redemption Date, the Company will deliver to the Holder of this Note upon surrender of this Note an amount equal to (a)(i) the principal amount of the Note being redeemed (which amount shall not be less than the lesser of $10,000,000 or the remaining principal balance of the Note) plus (ii) accrued, unpaid interest on the principal amount being redeemed to the date of redemption (the “Redemption Price”). If less than the entire remaining principal amount of this Note is to be redeemed, in addition to delivering the Redemption Price, on the Redemption Date, the Company shall also deliver to and in the name of the appropriate Person, a new Note dated the date of the payment of the Redemption Price in a principal amount equal to the unredeemed portion of this Note and having other terms identical to this Note, upon cancellation of this Note. On and after any Redemption Date, unless the Company defaults in the payment of the Redemption Price, interest shall cease to accrue on the portion of this Note called for redemption.

2.2 Mandatory Redemption. This Note shall be redeemed by the Company, at the option of the Holder, upon the occurrence of a Liquidity Event, but subject to Section 3 below.

2.3 Special Optional Redemption by the Company. During the first 150 days after the Effective Date but subject to Section 3 below, this Note may (or, in the case of a redemption pursuant to Section 2.2 above, shall) be redeemed, in cash, for an amount equal to $100,000,000. After such 150 days and before one year from the Effective Date but subject to Section 3 below, this Note may (or, in the case of a redemption pursuant to Section 2.2 above, shall) be redeemed for the principal amount of this Note (including PIK interest), plus accrued and unpaid interest minus $25,000,000.

Section 3. Subordination.

3.1.1. The Holder hereby subordinates any and all claims now or hereafter owing to it by the Company under this Note to any and all Senior Debt (including, without limitation, interest, fees, costs, reimbursements or other payments on the Senior Debt paid or accrued after the commencement of an Insolvency Proceeding (as hereinafter defined) and whether or not such claims are allowed or deemed allowed or recoverable in any Insolvency Proceeding, and payment of or for adequate protection pursuant to any Insolvency Proceeding), and agrees that, except as set forth in Section 3.1.2 below, Senior Payment in Full shall have occurred before any payment may be made on this Note, whether of principal or interest or other indebtedness or other obligations. Except with respect to the exercise of remedies by the Holder in accordance with Section 3.1.4 hereof, the Holder agrees not to acquire any security interests in, security titles to, and other liens and encumbrances on any of the present or future collateral securing Senior Debt (the “Senior Collateral”) or any other assets, properties or rights of the Company or its subsidiaries. In the event that the Holder should acquire any security titles to, and other liens and encumbrances on any of the present or future Senior Collateral, the Holder hereby subordinates and makes inferior any and all of its now existing or hereafter acquired security interests in such security titles to, and other liens and encumbrances on any of the present or future Senior Collateral, any security interests, security titles or other liens and encumbrances on the Senior Collateral arising under any security agreement created or existing in respect of the Senior Debt. In case any funds shall be paid or delivered to the Holder in violation of this paragraph, such funds shall be held in trust by the Holder for and immediately paid and delivered to the Senior Creditors (in the form received endorsed over to the Senior Creditors) for application to the payment of Senior Debt.

3.1.2. Notwithstanding anything to the contrary contained herein, so long as no “Default” or “Event of Default” has occurred and is continuing under the Senior Credit Facility or the Term Loan Facility and no “Default” or “Event of Default” would immediately occur under the Senior Credit Facility and the Term Loan Facility as a result of such payment, the Company may (i) make payments of PIK interest and (ii) if the Senior Creditors or the administrative agents under both the Senior Credit Facility and the Term Loan Facility shall expressly consent thereto in writing, the Company may redeem this Note as provided in Section 2 above and the Company may make distributions as provided in Section 6.3 below.

3.1.3. The Holder agrees that the priority of the Senior Debt set forth above shall continue during any insolvency, receivership, bankruptcy, dissolution, liquidation, or reorganization proceeding, or in any other proceeding, whether voluntary or involuntary, by or against the Company, under any bankruptcy or insolvency law or other similar laws, including, without limitation, any federal or state law relating to the relief of debtors of any jurisdiction, or involving any custodian, liquidator or trustee whether now or hereafter in effect, and in any out-of-court composition, assignment for the benefit of creditors, readjustment of indebtedness, reorganization, extension or other debt arrangement of any kind (collectively, an “Insolvency Proceeding”). In the event of any payment, distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the property, assets or business of the Company or any subsidiary, or the proceeds thereof, or any securities of the Company, to the Holder, by reason of any liquidation, dissolution or other winding up of the Company or its business or by reason of any sale or Insolvency Proceeding, then any such payment or distribution of any kind or character, whether in cash, property or securities, which, but for the subordination provisions of this Section 3.1, would otherwise be payable or deliverable upon or in respect of this Note, shall instead be paid over or delivered directly to the Senior Creditors, for application to the payment of the Senior Debt, to the extent necessary to make payment of the Senior Debt remaining unpaid after giving effect to any concurrent payment or distribution to the Holder, and no holder of this Note shall receive any such payment or distribution or any benefit therefrom until the occurrence of the Senior Payment in Full after which such payments or distributions may be applied to payment of the indebtedness evidenced by this Note if and to the extent permitted by law.

3.1.4. Until the Senior Payment in Full has occurred, Holder shall not (a) take any action or exercise any remedy against the Company to enforce the obligations of the Company under this Note; (b) take any action or exercise any remedy against any guarantor of, or pledgor securing, the Senior Debt in order to collect any of the indebtedness evidenced by this Note; or (c) commence, or join with any other creditor of the Company in commencing, any bankruptcy, reorganization or Insolvency Proceeding against the Company; or (d) take any action or exercise any remedy related to this Note against any property or assets of any guarantor of, or pledgor securing, the Senior Debt; provided that, if any Insolvency Proceedings shall be initiated by, or filed against, the Company, or the Company violates the provisions set forth in Section 6.2 or Section 6.3, then the Holder shall be permitted to accelerate the obligations owing under this Note (but shall not be permitted to take any other action or exercise any other remedy against the Company without the prior written consent of the Senior Creditors). Any amounts collected by the Holder shall be subject to Sections 3.1.1, 3.1.2, and 3.1.3. Notwithstanding anything contained in this Note to the contrary, in no event shall the Holder be entitled to receive and retain any securities, equity or otherwise, or other consideration in respect of the indebtedness evidenced by this Note provided for in (x) a plan of reorganization or otherwise in connection with any bankruptcy or Insolvency Proceeding or (y) any other judicial or nonjudicial proceeding for the liquidation, dissolution or winding up of the Company or the assets or properties of the Company, in any case unless the Senior Payment in Full has occurred.

3.1.5. The Holder agrees, solely for the benefit of the holders of Senior Debt, that no consent of the Holder or any other holder of this Note shall be required for any modification, renewal, extension, rearrangement, increase or refinancing of any Senior Debt, or waiver of any guaranty therefor, or release of any Collateral, or any other alteration of the relationship between the Company and any holder of Senior Debt.

3.1.6. Until the Senior Payment in Full has occurred, the Holder waives all rights of subrogation, reimbursement and any similar rights with respect to the indebtedness evidenced by this Note. After the Senior Payment in Full has occurred, to the extent permitted by law, the Holder shall be subrogated to the rights of the Senior Creditors to receive distribution of assets of the Company, or payments by or on behalf of the Company, made on the Senior Debt. No payments to the Holder pursuant to any right of subrogation shall, as among the Company, its creditors other than the Senior Creditors and the Holder, be deemed to be a payment or distribution by the Company on account of the Senior Debt.

3.1.7. The Holder acknowledges and agrees that each Senior Creditor, whether the Senior Debt held by such Senior Creditor is outstanding at the date of this Note or incurred hereafter, shall have extended credit to the Company, or shall have purchased or accepted or will purchase or accept such Senior Debt, in reliance upon the subordination and standstill provisions contained in this Note.

3.1.8. In the event (A) the Senior Payment in Full has not occurred, and (B) the Holder and other holders of the indebtedness evidenced by this Note shall have not promptly filed a claim or proof or claim in respect of the indebtedness evidenced by this Note in connection with an Insolvency Proceeding, the Senior Creditors and the administrative agent under the Senior Credit Facility and the administrative agent under the Term Loan Facility, as applicable, shall each have the right to act as attorney-in-fact for the Holder and other holders of the indebtedness evidenced by this Note for the purposes of filing a claim or proof of debt in respect of the indebtedness evidenced by this Note in the form required in any such Insolvency Proceeding for and on behalf of the holders of indebtedness evidenced by this Note.

3.1.9. All of the Senior Debt (or any commitments in respect of such Senior Debt) shall be deemed to have been made or incurred in reliance upon this Note. The Holder expressly waives all notice of the acceptance by any Senior Creditor of the subordination and other provisions of this Note and all other notices not specifically required pursuant to the terms of this Note whatsoever, and the Holder expressly consents to reliance by the Senior Creditors upon the subordination and other agreements as herein provided. The Holder agrees that the Senior Creditors have not made warranties or representations with respect to the due execution, legality, validity, completeness or enforceability of any Senior Documents, the collectibility of the obligations thereunder; that the Senior Creditors shall be entitled to manage and supervise their loans or other extensions of credit in accordance with applicable law and their usual practices, modified from time to time as they deem appropriate under the circumstances; and that the Senior Creditors shall not have any liability to the Holder for, and the Holder waives any claim (except with respect to gross negligence or willful misconduct) which the Holder may now or hereafter have against any Senior Creditor arising out of or relating to (i) any and all actions which such Senior Creditor takes or omits to take (including, without limitation, actions with respect to the creation, perfection or continuation of liens or security interests in the Senior Debt, actions with respect to the occurrence of a “Default” or “Event of Default” under any of the Senior Credit Facility or the Term Loan Facility, actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any Collateral and actions with respect to the collection of any claim for all or any part of the Senior Debt from any account debtor, guarantor or any other party) with respect to the documents regarding the Senior Debt or any other agreement related thereto or to the collection of the Senior Debt or the valuation, use, protection or release of the Senior Collateral and/or other security for the Senior Debt, (ii) such Senior Creditor’s election, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. § 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code or any other Insolvency Proceeding, and/or (iii) any making of loans to, or grant of a security interest under Section 364 of the Bankruptcy Code by, the Company as debtor or debtor-in-possession. In addition, if any Senior Creditor sells or otherwise disposes of any Collateral, the Holder agrees that such Senior Creditor shall be entitled to do so “AS-IS, WHERE-IS” without recourse or warranty or representation of any kind.

3.1.10. The Holder hereby agrees that the Senior Creditors shall have absolute power and discretion, without notice to the Holder in its capacity as a creditor under this Note, to deal in any manner with the Senior Debt, including demanding payment of interest, costs and expenses payable by the Company to the Senior Creditors, and any security and guaranties therefor including, but not limited to, release, surrender, extension, renewal, acceleration, compromise, or substitution. The Holder hereby waives and agrees not to assert against any

Senior Creditor any rights that a guarantor or surety could exercise, including without limitation any and all rights to notice of the creation, renewal, extension, modification, compromise or release of any of the Senior Debt or any collateral therefor or guaranties thereof, in whole or in part; but nothing in this Note shall constitute the Holder a guarantor or surety. If, at any time hereafter, the Senior Creditors shall, in their own judgment, determine to discontinue the extension of credit to or on behalf of the Company in compliance with the Senior Documents, the Senior Creditors may do so. The Holder acknowledges that, in accepting the subordinated claim provided for herein, it did not and is not relying in any way upon the extensions of credit by the Senior Creditors to the Company. This Note, the obligations of the Holder owing to the Senior Creditors, and the Senior Creditors’ rights and privileges hereunder shall continue until the Senior Payment in Full has occurred, notwithstanding any action or non-action by the Senior Creditors with respect to the Senior Debt or with respect to any Senior Collateral therefor or any guaranties thereof. All rights, powers and remedies hereunder shall apply to all past, present and future Senior Debt and commitments with respect thereto, including under successive transactions, any of which may continue, renew, increase, decrease or from time to time create new Senior Debt and notwithstanding that from time to time the Senior Debt theretofore existing may have been paid in full. Other than the restriction on total Funded Debt of the Company set forth in Section 6.2 herein, any provision of any document, instrument or agreement evidencing, securing or otherwise relating to the indebtedness evidenced by this Note purporting to limit or restrict in any way the Company’s ability to enter into any agreement with any Senior Creditor to amend or modify any document, instrument or agreement evidencing, securing or otherwise relating to the Senior Debt shall be deemed of no force or effect until the Senior Payment in Full has occurred.

3.1.11. The obligations hereunder of the Holder or any other holders of indebtedness evidenced by this Note shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of any Senior Debt is rescinded or must otherwise be restored or returned by a holder of Senior Debt by reason of any Insolvency Proceeding or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any substantial part of its property, or otherwise, all as though such payment had not been made.

3.1.12. The Holder agrees to pay all costs, legal expenses and attorneys’, paralegals’ and other professionals’ fees of every kind paid or incurred by the administrative agents under both the Senior Credit Facility and the Term Loan Facility and the Senior Creditors in successfully enforcing their rights hereunder against the Holder, including, but not limited to, litigation instituted in a state or federal court, as hereinafter provided (including, without limitation, proceedings under the Bankruptcy Code or any Insolvency Proceeding) to enforce the provisions of Section 3 or Section 9 of this Note. After a final adjudication in favor of the Senior Creditors which is not subject to appeal such payment shall be promptly paid on written demand of the Senior Creditors or the administrative agents under both the Senior Credit Facility and the Term Loan Facility.

3.1.13. The Company agrees to pay all costs, legal expenses and attorneys’, paralegals’ and other professionals’ fees of every kind paid or incurred by the Holder in enforcing its rights hereunder against the Company, including, but not limited to, litigation instituted in a State or Federal Court, as hereinafter provided (including, without limitation, proceedings under the Bankruptcy Code or any Insolvency Proceeding) in enforcing this Note, promptly on demand of the Holder or other person paying or incurring the same.

Section 4. Events of Default. For purposes of this Note, an “Event of Default” under this Note shall be deemed to have occurred if:

(a) the Company fails to pay at maturity (stated or by acceleration) the full amount of the principal of this Note plus accrued and unpaid interest;

(b) the Company breaches or otherwise fails to perform or observe the covenants, agreements and restrictions in Section 6 hereof and such breach or failure to perform or observe a covenant, agreement or restriction is not cured within sixty (60) days after the receipt of notice thereof delivered to the Company by the holder of this Note; provided, however, that if such breach or failure is of a type which cannot reasonably be cured within such sixty (60) day period, such breach or failure shall not be deemed to constitute an Event of Default so long as the Company shall promptly commence action during such sixty (60) day period, and shall diligently pursue such actions as may be reasonably required, to cure such breach or failure.

(c) the Company commences an Insolvency Proceeding; or any order for relief with respect to the Company is entered under the Bankruptcy Code and the Company consents to the order or the order is not dismissed within sixty (60) days after it is entered; or any such petition or application is filed, or any Insolvency Proceeding is commenced, against the Company and (i) the Company does not contest the petition, application or Insolvency Proceeding, or (ii) such petition, application or Insolvency Proceeding is not dismissed or withdrawn within sixty (60) days after it is filed or commenced; or

(d) the Company defaults on the obligation to pay the principal amount of any Senior Debt at final maturity or any other event of default occurs with respect to Senior Debt and, as a result of such other event of default, the maturity of such Senior Debt shall have been accelerated and such Senior Debt shall have become due and payable prior to its stated maturity and such acceleration shall not have been rescinded or annulled.

Section 5. Consequences of Events of Default.

5.1 If any Event of Default of the type described in Section 4(c) hereof occurs, the entire outstanding principal amount of this Note (plus all accrued interest thereon) will automatically accelerate and become immediately due and payable without any notice to the Company or action by the Holder of this Note.

5.2 If any other Event of Default has occurred and is continuing, the Holder of this Note may demand immediate payment of all or any portion of the outstanding principal amount of this Note; provided however, that the Holder will have no right to accelerate any amount owing under this Note for an Event of Default under this Section 5.2 until the Senior Payment in Full has occurred.

5.3 If any Event of Default occurs the interest on the Note shall accrue at 15% per annum, from and after the date of the Event of Default up to and until such Event of Default is cured, waived or rescinded.

Section 6. Covenants, Agreements and Restrictions. For so long as the Holder owns any portion of this Note:

6.1 Financial Information. The Company will furnish the Holder with a copy of the following financial information:

6.1.1. as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, an unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of the end of such fiscal quarter and consolidated statements of income and cash flows of the Company and its consolidated subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, and including (in each case), in comparative form the figures for the corresponding fiscal quarter in, and year to date portion of, the immediately preceding fiscal year (provided that such comparative figures will not be required until the fiscal quarter ending on March 31, 2009), in each case, certified by the chief financial or accounting officer of the Company as complete and correct in all material respects and as fairly presenting the financial condition, results of operations and cash flows of the Company and its consolidated subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

6.1.2. as soon as available and in any event within 120 days after the end of each fiscal year, a copy of the audited, consolidated balance sheet of the Company and its consolidated subsidiaries, and the related consolidated statements of income and cash flows of the Company and its consolidated subsidiaries for such fiscal year, setting forth in comparative form the figures for the immediately preceding fiscal year.

6.2 Total Debt. The Company shall not permit the total Funded Debt of the Company and its subsidiaries (other than the Funded Debt evidenced by this Note and other Funded Debt that is subordinated to this Note to at least the extent that this Note is subordinated to Senior Debt), to exceed $550,000,000; provided that, such total Funded Debt may exceed $550,000,000 if such additional Funded Debt is incurred or assumed in connection with one or more acquisitions by the Company or its subsidiaries of oil and gas properties from unrelated third parties so long as before and after giving effect to the incurrence of such additional Funded Debt no Event of Default shall exist and the Company’s total Funded Debt does not exceed 2.15 times the Company’s total stockholder’s equity determined in accordance with GAAP.

6.3 Restriction on Restricted Payments. Without the prior written consent of the Holder of this Note, the Company shall not, and shall not permit any Subsidiary to, repurchase or redeem any equity of the Company or make any distributions or pay any dividends to any equity holder of the Company, except for (a) distributions to pay income taxes imposed by any

Governmental Authority attributable to income generated by the Company and its subsidiaries, (b) distributions to pay tax, accounting and other general and administrative activities conducted by such equity holder, including without limitation, the “Monitoring Fee” under and as defined in the Senior Credit Facility and the Term Loan Facility, and (c) other distributions or dividends to the extent permitted under the Senior Documents, provided the Holder has provided written approval of such distributions or dividends under this clause (c) in advance.

6.4 Guarantees. The Company shall cause the Guarantors in existence on the date hereof to execute and deliver the Guaranty on the date hereof and shall cause any future subsidiaries formed or acquired by the Company to join in, and be bound by, the terms of the Guaranty by execution and delivery to the Holder of a guarantor joinder agreement substantially in the form of the guarantor joinder agreement attached as Exhibit A to the Guaranty.

Section 7. Definitions. For purposes of this Note:

“Affiliate” means, (i) with respect to any natural Person, (A) a member of such Person’s Family Group or (B) any trust or family partnership or other entity whose beneficiaries shall solely be a member or members of such Person’s Family Group, any (ii) with respect to any Person who is not a natural Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such person. For these purposes, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day which is not a Saturday, Sunday or another day on which national banking institutions in Houston, Texas are closed as authorized or required by law.

“Company” has the meaning given such term on page 1 hereof.

“Debt,” for any Person, means without duplication:

(a) indebtedness of such Person for borrowed money;

(b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) obligations of such Person to pay the deferred purchase price of property or services (including, without limitation, obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable);

(d) obligations of such Person as lessee under capital leases and obligations of such Person in respect of synthetic leases;

(e) obligations of such Person under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing;

(f) obligations of such Person owing in respect of redeemable preferred stock or other preferred equity interest of such Person;

(g) any obligations of such Person owing in connection with any volumetric production prepayments;

(h) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above; and

(i) indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above secured by any lien on or in respect of any property of such Person.

“Dollars” and “$” means lawful money of the United States of America.

“Effective Date” has the meaning given such term on page 1 of this Note.

“Event of Default” has the meaning given such term in Section 4 hereof.

“Family Group” means, with respect to any natural Person, such natural Person’s spouse, domestic partners, sister, brother, stepchild and/or lineal descendants, grandparent, father, mother (whether by blood relationship or adoption), and any other Person as to which such natural person is a lineal descendant (whether by blood relationship or adoption), and any trust or other entity solely for the benefit of such Person and/or any of the foregoing.

“Funded Debt” means, as of any date of determination, for the Company and its subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money and all outstanding obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all Debt in respect of the deferred purchase price of property (other than accounts payable arising in the ordinary course of business), (c) the capitalized amount that, in accordance with GAAP would appear on a consolidated balance sheet of the Company and its subsidiaries as of such date with respect to capitalized leases, (d) without duplication, all guarantees with respect to outstanding Debt of the types specified in clauses (a) through (c) above of Persons other than the Company, and (e) all obligations of the types specified in clauses (a) through (c) above of Persons other than the Company that are secured by liens upon the property of the Company. The amount of Funded Debt of the type specified in clause (d) above shall be the outstanding amount of Debt guaranteed, and the amount of Funded Debt of the type specified in clause (e) above shall be the lesser of the outstanding amount of Debt or the value of the Company’s property securing such Debt.

“GAAP” means generally accepted accounting principles in effect at the relevant time in the United States of America.

“Governmental Authority” means any nation or government, any state or political subdivision thereof, any federal or state court and any other agency, body, authority or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantors” means any subsidiary of the Company now existing or hereafter created or acquired by the Company. On the date hereof, the Guarantors are Milagro Exploration, LLC, a Delaware limited liability company, and Milagro Producing, LLC, a Delaware limited liability company.

“Guaranty” means the Guaranty dated the date hereof executed by the Guarantors in existence on the date hereof in favor of the Holder.

“Insolvency Proceeding” has the meaning given such term in Section 3.1.3 hereof.

“Liquidity Event” means the occurrence of (i) the distribution of the assets of the Company in liquidation or dissolution, (ii) the sale of all or substantially all the assets of the Company and the Guarantors, (iii) the issuance or sale, in one transaction, or one or more related and substantially contemporaneous transactions, to any Person that is not a Permitted Holder if, as a result of such issuance or sale, Persons who are not Permitted Holders acquire a majority of the equity interests of the Company that are entitled to vote at all times for the election of directors or managers of, or others serving an equivalent function for, the Company.

“Note” means this Senior Subordinated Unsecured Note or any notes issued by the Company upon the partial transfer or redemption of a portion of any portion hereof.

“Parent” means Milagro Holdings, LLC, a Delaware limited liability company.

“Payment Date” has the meaning given such term in Section 1 hereof.

“Permitted Holder” means (a) any Person that, on the Closing Date, owns equity securities or options or other rights to acquire equity securities, of the Parent, 9(b) the Affiliates of any such Person and (c) any fund, investment account, other account or other investment vehicle managed by any such Person or any such Person’s investment manager or an Affiliate of any such manager.

“Person” means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization of any kind or character, including any Governmental Authority.

“Redemption Date” has the meaning given such term in Section 2.1 hereof.

“Redemption Price” has the meaning given such term in Section 2.1 hereof.

“Senior Collateral” has the meaning given such term in Section 3.1.1 hereof.

“Senior Credit Facility” means the First Lien Credit Agreement dated as of November 30, 2007, among the Company, the Guarantors, Wells Fargo Bank, N.A., as administrative agent, lead arranger and sole bookrunner, the co-documentation agents named therein and the lenders from time to time parties thereto, as such First Lien Credit Agreement is now or at any time hereafter may be amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time.

“Senior Creditor” means any Person to whom the Company is indebted pursuant to the Senior Credit Facility or the Term Loan Facility or any other Person who benefits from the liens granted pursuant thereto.

“Senior Debt” means all now existing or hereafter arising obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower or any of the Guarantors, whether for principal, interest, fees, expenses, indemnities, reimbursement obligations with respect to letters of credit, obligations arising out of or relating to or in connection with the hedging of interest rates, commodities or other contingencies or with respect to other services provided by any Senior Creditor which obligations arise under or pursuant to, or are secured under or pursuant to, the Senior Documents (including any interest, fees or expenses accruing on or after the date any Proceeding is commenced, whether such interest is allowed in such Proceeding).

“Senior Document” means each now existing or hereafter arising loan agreement, credit agreement, note, security agreement, pledge, guaranty agreement and any other document or instrument executed in connection with or related to the Senior Credit Facility or the Term Loan Facility.

“Senior Payment in Full” shall mean the occurrence of all of the following: (1) the payment in full in cash of all Senior Debt, (2) the termination, return or cash collateralization of all letters of credit issued under the Senior Credit Facility and (3) the termination or expiration of all commitments to advance or create Senior Debt.

“Term Loan Facility” means the Second Lien Credit Agreement dated as of November 30, 2007, among the Guarantors, the Company, Wells Fargo Energy Capital, Inc., as administrative agent, and Wells Fargo Bank, N.A. and Guggenheim Corporate Funding, LLC, as co-lead arrangers, Wells Fargo, Bank, N.A., as sole bookrunner, and the lenders parties thereto, as such Second Lien Credit Agreement is now or at any time hereafter may be amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time.

Section 8. Payments. If any payment of principal or interest on this Note becomes due on a day that is not a Business Day, such payment will be made on the next succeeding Business Day and such extension of time will in such case be included in computing interest in connection with such payment. Any payment to be made hereunder will be made at the direction of the Holder hereof by wire transfer of immediately available federal funds to an account designated by the Holder.

Section 9. Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may not be amended, and the Company may not take any action herein prohibited, without the prior written consent of the Holder and the Senior Creditors.

Section 10. Place of Payment and Notices. Payments of principal and interest, and notices hereunder, are to be delivered to the Holder at the following address:

Petrohawk Energy Corporation

1000 Louisiana, Suite 5810

Houston, Texas 77002

Attention: Mark J. Mize

Telephone: 832-207-2732

Facsimile: 832-204-2832

And notices to the Company at the following address:

Milagro Development I, LP

1401 McKinney, Suite 925

Houston, Texas 77010

Attention: Richard W. Piacenti

Telephone: (713) 307-7070

Facsimile: (713) 307-7071

Either the Holder or the Company may change its address for notices hereunder by notice to the other as provided in this Section 10.

Section 11. Usury Laws. It is the intention of the Company and the Holder of this Note to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note will be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable or receivable under this Note will under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it will be deemed a mistake and such excess will be canceled automatically and, if theretofore paid, rebated to the Company or credited on the principal amount of this Note, or if this Note has been repaid, then such excess will be rebated to the Company.

Section 12. Severability; Waiver of Notice. Whenever possible, each provision of this Note will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Note. To the extent permitted by law, the Company hereby waives presentment, demand, notice of intent to accelerate, notice of protest and all other demands and notices, in connection with the delivery, acceptance, performance, default or enforcement of this Note.

Section 13. Transferability of the Note. Neither this Note, nor any rights of the Holder hereunder, may be transferred or assigned, in whole or in part, during the first 150 days after the Effective Date. Commencing with the first day following the expiration of the 150-day period referred to in the immediately preceding sentence, this Note may be transferred or assigned, in whole or in part, by the Holder without the prior written consent of the Company; provided however, the Holder must first give written notice of such intended transfer or assignment to the Company and to the administrative agents under the Senior Credit Facility and the Term Loan Facility, and the Company shall have 10 days to notify the Holder and to the administrative agents under the Senior Credit Facility and the Term Loan Facility, in writing that it wishes to acquire the entire Note. If the Company so notifies the Holder, the Company shall have 30 days from the date of such notice (from the Company to the Holder to consummate the acquisition of the Note. If the Company gives notice of its intent to purchase this Note and fails to purchase the Note during such 30-day period (other than through the fault of the Holder), the Holder shall no longer be obligated to notify the Company of the Holder’s intent to transfer or assign the Note. If the Note is acquired by the Company after the first 150 days after the Effective Date but on or prior to the first anniversary of the Effective Date, the acquisition price of the Note shall be the unpaid principal amount of the Note (including PIK interest) plus accrued and unpaid interest minus $25,000,000. If the Note is acquired by the Company after the first anniversary of the Effective Date, the acquisition price of the Note shall be the then outstanding principal amount of the Note (including PIK interest) plus accrued and unpaid interest. The Company may freely assign its rights under this paragraph to any Person that is an Affiliate of the Company, a Permitted Holder or any other equity investor in the Company, any affiliate of any such equity investor or any fund, investment account, other account or other investment vehicle managed by any such equity investor or by any such equity investor’s investment manager upon notice to the administrative agents under the Senior Credit Facility and the Term Loan Facility.

Except as expressly set forth in the preceding paragraph, the Company may not transfer or assign, in whole or in part, its rights and obligations hereunder without the prior written consent of the Holder (which consent may be withheld in the Holder’s sole discretion). This Note is not intended to confer any rights or remedies upon any person except the Company, the Holder and the Senior Creditors.

Section 14. GOVERNING LAW. THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF TEXAS AND WILL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF SUCH STATE.

MILAGRO MEZZ, LLC

		By:	/s/ ROBERT L. CAVNAR
		Name:	Robert L. Cavnar
		Its:	President and Chief Executive Officer

ACKNOWLEDGED AND AGREED AS TO THE SUBORDINATION PROVISIONS UNDER THIS NOTE:

HOLDER:

PETROHAWK ENERGY CORPORATION

By:	/s/ FLOYD C. WILSON
Name:	Floyd C. Wilson
Title:	President and Chief Executive Officer